Form NSAR
Q77O Transactions effected pursuant to Rule 10f3
Fidelity Rutland Square Trust II

Fund Name	Strategic Advisers Growth Fund
Date of Offering	12/09/2015
Purchase Date	12/09/2015
Settlement Date	12/15/2015
Security Name	Atlassian Corporation Plc
CUSIP	G06242104
Offering Price (per share/par, USD$)	$21.00
Purchase Price (per share/par, USD$)	$21.00
Shares/Par Purchased	73,036
Compensation Paid to Underwriters (USD$)	$1.1550
Total Paid by Fund (including fees, USD$)	$1,533,756
Class Size	22,000,000
Allocation to Fund (as % of Class)	0.3320%
Affiliated Underwriter	Morgan Stanley
Underwriter Purchased From:	Goldman Sachs & Co.
Underwriting Members: (1)	Morgan Stanley
Underwriting Members: (2)	Goldman Sachs & Co.
Underwriting Members: (3)	Allen & Company LLC
Underwriting Members: (4)	UBS Securities
Underwriting Members: (5)	Jefferies LLC
Underwriting Members: (6)	Canaccord Genuity Inc.
Underwriting Members: (7)	JMP Securities LLC
Underwriting Members: (8)	Raymond James & Associates Inc
Underwriting Members: (9)	William Blair & Company LLC